Exhibit 99.1

CSI COMPRESSCO LP Regains Compliance With Nasdaq Minimum Closing Bid Price Rule

THE WOODLANDS, Texas (December 18, 2020) / PRNewswire / - CSI Compressco LP (“CSI Compressco” or the “Partnership”) (NASDAQ: CCLP) announced that it received a letter from the Nasdaq Stock Market LLC (“Nasdaq”) on December 17, 2020 which contained a NASDAQ compliance determination that the Partnership has regained compliance with NASDAQ Listing Rule 5450(a)(1), which requires listed securities to maintain a minimum closing bid price of $1.00 per unit. CSI Compressco’s common units have maintained a closing bid price of at least $1.00 per unit for more than ten consecutive trading days. Accordingly, CSI Compressco has regained compliance with Nasdaq Listing Rule 5450(a)(1) and Nasdaq considers the prior bid price deficiency matter now closed.

CSI Compressco Overview

CSI Compressco is a provider of compression services and equipment for natural gas and oil production, gathering, artificial lift, transmission, processing, and storage. CSI Compressco's compression and related services business includes a fleet of more than 4,900 compressor packages providing approximately 1.17 million in aggregate horsepower, utilizing a full spectrum of low-, medium- and high-horsepower engines.  CSI Compressco also provides well monitoring and automated sand separation services in conjunction with compression and related services in certain Latin American markets. CSI Compressco's aftermarket business provides compressor package reconfiguration and maintenance services. CSI Compressco's customers comprise a broad base of natural gas and oil exploration and production, midstream, transmission, and storage companies operating throughout many of the onshore producing regions of the United States, as well as in a number of foreign countries, including Mexico, Canada and Argentina. CSI Compressco is managed by CSI Compressco GP Inc., which is an indirect, wholly owned subsidiary of TETRA Technologies, Inc. (NYSE: TTI).

For further information:

Elijio Serrano

CFO, CSI Compressco LP

The Woodlands, Texas

Phone: (281) 367-1983

www.compressco.com